EXHIBIT 23

       CONSENT OF ERNST & YOUNG LLP, Independent Auditors



We consent to the incorporation by reference in this Annual
Report (Form 10-K) of Washington National Corporation of our report dated February 8, 1996, included in the 1995 Annual Report to Shareholders of Washington National Corporation.

Our audit also included the financial statement schedules of Washington National Corporation listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, with respect to which the date is February 8, 1996, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note C to the consolidated financial statements in the 1995 Annual Report to Shareholders of Washington National Corporation, the Company changed its method of accounting for certain investments in debt and equity securities in 1994 and postemployment benefits in 1993.

We also consent to the incorporation by reference in the Registration Statements pertaining to the stock benefit plan (Form S-8 Numbers 33-28858, 33-10179, and 2-83640) and automatic dividend reinvestment and stock purchase plan (Form S-3 Numbers 33-48306 and 2-72599) of Washington National Corporation and the related Prospectuses of our report dated February 8, 1996, with respect to the financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Washington National Corporation.





                                        ERNST & YOUNG LLP


Chicago, Illinois
March 7, 1996